Exhibit 99.(5)(a)

MUTUAL OF AMERICA LIFE INSURANCE COMPANY

320 PARK AVENUE NEW YORK NY 10022

(hereafter called the “Company”)

GROUP
ANNUITY
APPLICATION

NAME OF APPLICANT:

ADDRESS:

EFFECTIVE DATE:

EMPLOYER
IDENTIFICATION NUMBER:

The Applicant named above applies for a Tax-Deferred Group Annuity Contract with Mutual of America Life Insurance Company.

The Applicant agrees to be bound by the terms of the Group Annuity Contract and to fulfill all obligations required of the Applicant thereunder.

One of the following status provisions applies to the Applicant, as indicated:

☐	Tax-exempt status is claimed under Section 501(c)(3) of the Internal Revenue Code, or the Applicant named above is an educational institution of the type described in Section 170(b)(1)(A)(ii) of the Internal Revenue Code or is a public employer providing services to such an organization.

☐	The Applicant is an association whose members are organizations or employees of organizations that are (i) exempt from tax under Section 501(c)(3) of the Internal Revenue Code, (ii) educational organizations of the type described in Section 170(b)(1)(A)(ii) of the Internal Revenue Code, or (iii) public employers providing services to such organizations.

This Application signed at

on

            , 20         .

APPLICANT

By:

Title:

Countersigned:

Licensed Resident Agent (where required)

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